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                                                                     EXHIBIT 11.


MUSTANG.COM, INC.

COMPUTATION OF EARNINGS PER SHARE
(In thousands, except earnings per share)
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
                                                                     Three Months            Twelve Months
                                                                        Ended                    Ended
                                                                     December 31,             December 31,
                                                                    1998       1999          1998      1999
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
Weighted average number of common shares outstanding                 4,099      5,757         3,707    4,822
Common stock equivalents from outstanding stock options                  0          0             0        0
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Average common and common stock equivalents outstanding              4,099      5,757         3,707    4,822
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Net Income (Loss)                                                 $   (147)  $   (574)      $(1,157)    (906)
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Earnings (Loss) per share - BASIC (1)                             $   (.04)  $   (.10)      $ ( .31) $  (.19)
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

(1) Fully diluted earnings per share have not been presented because the effects are not material.
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